Exhibit 4.1

EXECUTION VERSION

CREDIT AGREEMENT

among

CHESAPEAKE ENERGY CORPORATION,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent,

GOLDMAN SACHS BANK USA
and
JEFFERIES FINANCE LLC,
as Syndication Agents

and
The Several Lenders from Time to Time Parties Hereto,

Dated as of November 9, 2012
___________________________________

BANK OF AMERICA, N.A.,
GOLDMAN SACHS BANK USA
and
JEFFERIES FINANCE LLC,
as Joint Lead Arrangers and Joint Bookrunners

CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC. and WELLS FARGO SECURITIES, LLC,
as Senior Managing Agents

BARCLAYS CAPITAL, UNION BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT
BANK, DNB NOR BANK ASA, MIZUHO CORPORATE BANK, LTD., MORGAN STANLEY SENIOR
FUNDING, INC., NATIXIS, THE ROYAL BANK OF SCOTLAND plc, THE BANK OF NOVA SCOTIA,
UBS SECURITIES LLC, BNP PARIBAS, COMERICA BANK, COMPASS BANK, MIDFIRST BANK,
MACQUARIE CAPITAL (USA) INC., NOMURA SECURITIES NORTH AMERICA, LLC,
SUMITOMO MITSUI BANKING CORPORATION and TD BANK, N.A.,
as Managing Agents

[CS&M Ref. No. 4408-238]

[Credit Agreement]

SCHEDULES:

1.1	Commitments
1.2	Existing Indentures
4.1	Financial Condition
4.4	Pre-Closing Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15(a)	Subsidiaries
4.15(b)	Outstanding Subscriptions, Options, Warrants, Calls, Rights etc. Relating to Capital Stock of the Borrower or any Group Member
4.17(d)	Environmental Matters
4.17(f)	Non-Compliance with Environmental Laws
6.10	Unrestricted Subsidiaries
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.9	Dispositions
10.2	Notices

EXHIBITS:
A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of Master Note
D-2	Form of Lender Note
E	Form of Assignment and Assumption
F	Form of Exemption Certificate

[Credit Agreement]
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CREDIT AGREEMENT, dated as of November 9, 2012, among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Borrower”), BANK OF AMERICA, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA and JEFFERIES FINANCE LLC, as Syndication Agents and the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”).

W I T N E S S E T H:

The Lenders have agreed, on the terms and subject to the conditions set forth herein, to make term loans to the Borrower in an aggregate principal amount of $2,000,000,000.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

    Section 1.1.  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2013 Notes”: the 7.625% senior notes due 2013 issued by the Borrower pursuant to that certain Indenture dated as of June 30, 2006, by and among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. as trustee.

“2019 Notes”: the 6.775% senior notes due 2019 issued by the Borrower pursuant to that certain Ninth Supplemental Indenture dated as of February 16, 2012, by and among the Borrower, the subsidiary guarantors party thereto The Bank of New York Mellon Trust Company, N.A. as trustee.

“Act”:  as defined in Section 10.19.

“Administrative Agent”:  Bank of America, N.A., as administrative agent, or any successor in such capacity.

“Administrative Agent Parties”:  as defined in Section 10.2(c).

“Administrative Questionnaire”: a questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Bank”: each of the Administrative Agent and the Syndication Agents and, for purposes of Section 10.5, the Arrangers and the Managing Agents.

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“Aggregate Exposure”:  with respect to any Lender at any time (a) prior to the making of the Loans, the amount of such Lender’s Commitment then in effect and (b) after the making of the Loans, the amount of such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage carried out to the tenth decimal place) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposures of all Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”:  for Eurodollar Loans, 4.50% per annum, and for Base Rate Loans, 3.50% per annum.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger”:  each of Bank of America, N.A., Goldman Sachs Bank USA and Jefferies Finance LLC, in its capacity as a joint lead arranger and joint bookrunner for the credit facility provided for herein.

“Assignment and Assumption”:  an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate”, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Eurodollar Rate that would be applicable to a Eurodollar Loan with an Interest Period of one month commencing on such day plus 1% per annum; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 2.25% per annum.  The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.  Any Agent Bank and any Lender may make commercial loans or other loans at rates of interest at, above or below the “prime rate”.  Any change in the Base Rate due to a change in the “prime rate”, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the “prime rate”, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

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“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble to this Agreement.

“Borrower Materials”: as defined in Section 6.2.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Funding Office is located, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including, without limitation, any preferred stock.

 “Cash Equivalents”:  the following kinds of instruments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by any Group Member, the remaining term to maturity is not more than one year; (i) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest thereon by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers’ acceptances and certificates of deposit) issued by a depositary institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depositary institution or trust company operating outside the United States, provided, that such depositary institution or trust company has, at the time of such Group Member’s investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $500,000,000; (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Group Member’s investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by S&P and P-1 (or higher) by Moody’s; and (v) money market mutual or similar funds having assets in excess of $500,000,000.

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“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”:  when used in reference to (a) any loan made hereunder, refers to whether such loan is a Loan made on the Closing Date or a loan of any other Class, (b) any commitment hereunder, refers to whether such commitment is a Commitment in respect of a Loan made on the Closing Date or a commitment of any other Class and (c) any Lender, refers to whether such Lender has a loan or commitment of a particular Class.  Additional Classes of loans, commitments and Lenders may be created pursuant to Sections 2.3 and 2.4.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate principal amount of the Commitments as of the date hereof is $2,000,000,000.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Continuing Directors”:  the directors of the Borrower on the date hereof and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

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“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling,” “Controls” and “Controlled” have meanings correlative thereto.

“Debtor Relief Law”:  the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  any of the events specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender as to which the Administrative Agent has received notification that such Lender, has, or has a direct or indirect parent company of such Lender that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Derivatives Counterparty”:  as defined in Section 7.6.

“Designated Jurisdiction”:  any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but excluding, with respect to any Person, any issuance by such Person of its own Capital Stock).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Eligible Assignee”:  (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) in the case of any assignment of a Commitment (other than by or to an Arranger or an Affiliate of an Arranger), the Borrower (each such approval not to be unreasonably withheld or delayed, and the Borrower’s approval to be deemed to have been received unless the Borrower shall have objected by written notice to the Administrative Agent within 5 Business

[Credit Agreement]

Days of any request for such approval); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks of the United States Federal Reserve System against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator.  Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirements shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate for a Loan is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Loans.  A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Requirements .

“Eurodollar Base Rate”:  for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars of $5,000,000 for delivery on the first day of such Interest Period in same day funds and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

[Credit Agreement]

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined by the Administrative Agent for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

; provided that, notwithstanding the foregoing, the Eurodollar Rate shall at no time be less than 1.25% per annum.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Article 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 8(j).

“Existing Term Loan Agreement”:  that certain Credit Agreement dated as of May 11, 2012 by and among the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Jefferies Finance LLC, as Syndication Agent, and the lenders from time to time party thereto.

“Exploration”:  Chesapeake Exploration, L.L.C., an Oklahoma limited liability company.

“Extending Lender”:  as defined in Section 2.3(a).

“Extension Agreement”:  an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.3.

“Extension Offer”: as defined in Section 2.3(a).

“Extension Permitted Amendment”:  an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.3, providing for an extension of the maturity date applicable to all or any portion of the Loans of the Extending Lenders of the applicable Extension Request Class (such Loans being referred to as the “Extended Loans”) and, in connection therewith:

(a)           an increase or decrease in the rate of interest accruing on such Extended Loans,

[Credit Agreement]

(b)           a modification of the scheduled amortization, if any, applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Loans of such Class,

(c)           a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class,

(d)           an increase or decrease in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans, and/or

(e)           an addition of any affirmative or negative covenants applicable to the Borrower and its Subsidiaries, provided that any such additional covenant with which the Borrower and its Subsidiaries shall be required to comply prior to the latest maturity date of any Class of Loans in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans shall also be for the benefit of all other Lenders.

“Extension Request Class”:  as defined in Section 2.3(a).

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as shall be determined by the Administrative Agent.

“Fee Letters”:  (a) the Arranger Fee Letter dated October 31, 2012 by and among the Borrower and the Arrangers and (b) the Administrative Agent Fee Letter dated October 31, 2012 by and between the Borrower and the Administrative Agent.

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“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Fund”:  any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granite Wash Trust”:  Chesapeake Granite Wash Trust, a statutory trust formed under the laws of the State of Delaware.

“Granite Wash Trust Registration Statement”:  that certain Form S-1 and Form S-3 Registration Statement filed by the Granite Wash Trust and the Borrower with the SEC as Registration No. 333-175395, as amended.

“Group Members”:  collectively, the Borrower and each of its Subsidiaries other than the Unrestricted Subsidiaries.  At any time when the Revolving Credit Agreement remains outstanding, any Subsidiary that is a “Group Member” under and as defined in, or is subject to the affirmative or negative covenants set forth in, the Revolving Credit Agreement shall be a Group Member.

“Guarantee Agreement”:  the Guarantee Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, contingent or otherwise, of the guaranteeing person guaranteeing or having the

[Credit Agreement]

economic effect of guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the obligee of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Requirement”:  at any time, the requirement that (a) the Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor, a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (b) in the case of any domestic Subsidiary of the Borrower that (i) guarantees any obligations under any Indenture in respect of which Indebtedness is outstanding in an aggregate principal amount exceeding $100,000,000 or (ii) is (A) a new domestic Subsidiary created or acquired after the date hereof by any Group Member that is neither an Immaterial Subsidiary nor an Unrestricted Subsidiary, (B) a Group Member that ceases to be an Immaterial Subsidiary or (C) a Subsidiary that ceases to be an Unrestricted Subsidiary, the Administrative Agent shall have promptly received (1) an assumption agreement in respect of the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary, (2) a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (3) if requested by the Administrative Agent, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

“Guarantors”:  the collective reference to the Subsidiary Guarantors.

“Hedge Agreement”:  any (a) agreement (including each confirmation entered into under a master agreement) providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities (other than the Borrower’s own common or preferred stock), currencies, bonds, or indexes based on any of the foregoing, (b) option, futures or forward contract traded on an exchange, and (c) other derivative agreement or other similar agreement or arrangement.

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“Hedging Support Credit Facility”:  an agreement governing and securing only Indebtedness in respect of certain of the Hedge Agreements permitted under Section 7.2(f).

                      “Immaterial Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary and that as of any applicable date of determination does not have (a) direct Indebtedness in the aggregate in excess of $10,000,000 nor (b) Guarantee Obligations in the aggregate in excess of $10,000,000 nor (c) assets or annual revenues of in excess of $10,000,000.  At any time when the Revolving Credit Agreement remains outstanding, no Subsidiary shall be an Immaterial Subsidiary unless it is also an “Immaterial Subsidiary” (or term of similar import) under and as defined in the Revolving Credit Agreement.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of common stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (i) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment other than in respect of a Qualifying VPP (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment (other than a Qualifying VPP) created by such Person or for the creation of which such Person directly or indirectly received payment), and (j) for the purposes of Sections 7.2, 7.3 and 8(e) only, all obligations of such Person in respect of Hedge Agreements.  Notwithstanding the foregoing, for purposes of Section 7.2, a Qualifying VPP shall not be treated as Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”:  as defined in Section 10.5(b).

“Indentures”:  to the extent that the notes issued thereunder remain outstanding, each agreement governing Index Debt (each, an “Indenture”) issued prior to the date hereof or issued from time to time after the date hereof as permitted under Section 7.2, including the existing Indentures set forth on Schedule 1.2.

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“Index Debt”:  the Borrower’s long-term, unsecured, senior, non-credit enhanced debt.

“Information”:  as defined in Section 10.15.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)
if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)	the Borrower may not select an Interest Period that would extend beyond the Maturity Date;

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(iii)
any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)
the Borrower shall, to the extent practicable and except as otherwise required by the terms of this Agreement, select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”:  any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or the purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other investment in, any Person.

 “IPO”: any underwritten public offering by any Person of its Capital Stock pursuant to a registration statement filed with the SEC in accordance with the Securities Laws.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Note”:  as defined in Section 3.14(d).

“Lenders”:  as defined in the preamble hereto.

 “Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”:  this Agreement, the Guarantee Agreement, the Notes, the Extension Agreements and the Refinancing Facility Agreements.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Loans”:  as defined in Section 2.1(a).

“Majority Lenders”:  at any time (a) prior to the making of the Loans, the holders of greater than 50% of the Commitments then outstanding and (b) after the making of the Loans, the holders, other than any Defaulting Lenders, of greater than 50% of the Loans then outstanding, other than those then held by Defaulting Lenders.

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“Make Whole Premium”:  with respect to the principal amount of any Loan being repaid or prepaid or that is subject to any other Repricing Event on any date, an amount equal to the sum of (a) 2.00% of such principal amount of such Loan plus (b) the present value as of such date of all interest that would have accrued on such principal amount of such Loan from such date through the first anniversary of the Closing Date at a rate per annum equal to the sum of (i) the Applicable Margin applicable to Eurodollar Loans, plus (ii) the Eurodollar Rate (assuming an Interest Period of three months) in effect on such date (in each case, computed on the basis of actual days elapsed over a year of 360 days, using a discount rate equal to the Treasury Rate as of such date plus 50 basis points, and discounted in accordance with accepted financial practice).

“Managing Agents”:  each of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, in its capacity as a senior managing agent, and each of Barclays Capital, Union Bank, N.A., Credit Agricole Corporate And Investment Bank, DnB NOR Bank ASA, Mizuho Corporate Bank, Ltd., Morgan Stanley Senior Funding, Inc., Natixis, The Royal Bank of Scotland plc, The Bank of Nova Scotia, UBS Securities LLC, BNP Paribas, Comerica Bank, Compass Bank, MidFirst Bank, Macquarie Capital (USA) Inc., Nomura Securities North America, LLC, Sumitomo Mitsui Banking Corporation and TD Bank, N.A., in its capacity as a managing agent, in each case for the credit facility provided for herein.

“Master Note”:  as defined in Section 3.14(d).

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline, petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”:  December 2, 2017.

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  with respect to any event, (a) the proceeds thereof received by the Borrower or a Subsidiary in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received (it being understood that amounts received by the Borrower and its Subsidiaries as reimbursement of well costs incurred and billed substantially concurrently with such reimbursement in

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connection with Dispositions in the form of joint venture transactions do not constitute proceeds of such Dispositions), net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by the Borrower or any Subsidiary to Persons that are not Affiliates of the Borrower or any Subsidiary, (ii) the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) or to make payments in respect of Hedge Agreements, in each case that are secured by the assets subject thereto, (iii) solely in the case of a Disposition of assets the production from which is hedged that results in the aggregate hedging position of the Borrower and its Subsidiaries in respect of such product being in excess of the aggregate production of such product subject to such hedges, an amount equal to the lesser of (A) 2.5% of the gross proceeds of the applicable Disposition and (B) the cost actually incurred by the Borrower and the Subsidiaries in unwinding the portion of such hedging position in excess of such production and (iv) other customary fees and expenses actually incurred in connection therewith and taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Excluded Taxes”:  as defined in Section 3.10(a).

“Non-U.S. Lender”:  as defined in Section 3.10(d).

“Notes”:  the collective reference to the Master Note and the Lender Notes.

“Obligations”:  the unpaid principal of and interest (including interest accruing after the maturity of the Loans and interest accruing after the commencement of any proceeding under any Debtor Relief Law relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and all other obligations and liabilities of the Borrower and the other Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower and the other Loan Parties pursuant hereto) or otherwise.

“OFAC”:  the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oilfield Services Entity”: (a) Chesapeake Oilfield Services, Inc., (b) Chesapeake Oilfield Operating, L.L.C., (c) Chesapeake Oilfield Finance, Inc., (d) COS Holdings, L.L.C. and (e) any other Person formed by the Borrower to effect an IPO of any of the foregoing.

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“Ordinary Course Sales”:

(a)           sales, leases, or other dispositions by the Borrower to or with a Subsidiary other than an Unrestricted Subsidiary (a “Restricted Subsidiary”) or by a Restricted Subsidiary to or with the Borrower or another Restricted Subsidiary;

(b)           sales or other dispositions of natural gas, oil or other hydrocarbons or other mineral products in the ordinary course of the Borrower’s and its Subsidiaries’ natural gas and oil production operations (but not any sale or disposition of hydrocarbons or other mineral products as a result of the creation of a VPP or any other sale or disposition of future hydrocarbon or other mineral production or any interest therein or rights to proceeds thereof );

(c)           any abandonment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding (i) any sale of a net profits or overriding royalty interest, in each case conveyed from or burdening proved developed or proved undeveloped reserves and (ii) any sale of hydrocarbons or other mineral products as a result of the creation of a VPP, other than VPPs created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto, or any other sale or disposition of future hydrocarbon or other mineral production or any interest therein or rights to proceeds thereof;

(d)           the provision of services and equipment for the operation and development of the Borrower’s and its Subsidiaries’ natural gas and oil wells, in the ordinary course of business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines; and

(e)           the sale, lease or other disposition of inventory in the ordinary course of business (other than hydrocarbons in the ground or rights or interests therein or in proceeds thereof) and equipment no longer used or useful in the Borrower’s or its Subsidiaries’ business.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(d).

“Participant Register”:  as defined in Section 10.6(d).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Contingent Conversion Rights”: (i) the right of a holder of the Borrower’s (a) $451,071,000 2.75% Contingent Convertible Senior Notes, (b) $1,377,979,000 2.50% Contingent Convertible Senior Notes, or (c) $752,118,000 2.25% Contingent Convertible Senior Notes to convert any such notes to cash and common stock (consisting of the par value of such note plus a number of shares of common stock equal to the excess of the current stock price

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over the specified conversion price) prior to its scheduled maturity if for any relevant quarter the Borrower’s common stock traded above the specified conversion price per share for at least 20 trading days during the last 30 consecutive trading days of the prior quarter, and (ii) substantially the same type of contingent conversion right as described in clause (i) in respect of any other unsecured contingent convertible senior notes of the Borrower issued from time to time, so long as the outstanding principal amount of all notes described in clause (i) or (ii) shall not at any time exceed 40% of the aggregate principal amount of senior unsecured notes of the Borrower at such time.

“Permitted Securitization”:  any transfer by the Borrower, or any other Group Member of accounts receivable or interests therein (collectively, “Receivables”) and all collateral securing such Receivables, all contracts and contract rights that are guarantees or other obligations in respect of such Receivables, all lockbox accounts, collection accounts and other assets that are customarily granted in connection with asset securitization transactions involving Receivables and all proceeds of any of the foregoing (collectively, the “Related Security”) (i) to a Securitization Subsidiary, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Security, or (ii) directly to one or more investors or other purchasers (other than the Borrower or a Subsidiary), in any case involving an aggregate principal amount at any time not to exceed $500,000,000 for all Permitted Securitizations.  The “principal amount” of any Permitted Securitization shall be deemed at any time to be (x) in the case of a transaction described in clause (i) of the preceding sentence,  the aggregate principal or stated amount of the indebtedness or securities referred to in such clause incurred or issued for the purpose of funding the Securitization Subsidiary’s acquisition of Receivables and Related Security (exclusive of any subordinated notes that the Securitization Subsidiary may issue to the Borrower or any other Group Member) or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Permitted Securitization net of any such Receivables that have been written off as uncollectible, and (y) in the case of a transaction described in clause (ii) of the preceding sentence, the lesser of the aggregate outstanding principal amount of the subject Receivables or the indebtedness secured by Liens on the subject Receivables and Related Security, as applicable.  The term “Permitted Securitization” shall also include refinancings of the foregoing within such limitation on the aggregate principal amount of such Permitted Securitization.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 6.2.

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“Preferred Stock”:  as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Offer”:  an offer to make a prepayment of Loans at par pursuant to Section 7.8(h) or Section 7.9(f) and in accordance with the procedures set forth in Section 3.1(b).

“Properties”:  as defined in Section 4.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualifying Royalty Trust”:  a statutory trust formed by a Group Member for the purpose of consummating a Qualifying Royalty Trust Transaction, including the Granite Wash Trust described in the Granite Wash Trust Registration Statement.

“Qualifying Royalty Trust AMI Properties”:  the oil and gas properties owned by a Group Member that are burdened by the overriding royalty interests constituting a Qualifying Royalty Trust Transaction or that are within an area of mutual interest designated at the time of the Qualifying Royalty Trust Transaction to be subject to any Lien to secure the obligations to a Qualifying Royalty Trust to drill and develop oil and gas wells burdened by such overriding royalty interests.

“Qualifying Royalty Trust Transaction”:  (a) the grant of term and/or perpetual overriding royalty interests in oil and gas properties of a Group Member to a Qualifying Royalty Trust formed by a Group Member with respect to which units are sold by such Qualifying Royalty Trust pursuant to an effective registration statement filed with the SEC (including the Granite Wash Trust Registration Statement), (b) the obligations of a Group Member to drill and develop certain oil and gas wells burdened by such overriding royalty interests, which obligations may be secured by a lien on a Group Member’s interest in the applicable Qualifying Royalty Trust AMI Properties, and (c) agreements between a Group Member and such Qualifying Royalty Trust (and the transactions under such agreements) providing for the operation of the oil and gas wells burdened by such overriding royalty interests, for administrative services for the Qualifying Royalty Trust and for registration rights of Group Members and for other transactions incidental to the foregoing; provided that no Default or Event of Default shall have occurred and be continuing or shall result therefrom.  The Borrower shall provide the Administrative Agent (i) such information as the Administrative Agent may reasonably request regarding any proposed Qualifying Royalty Trust, including compliance with the requirements contained in the definition of Qualifying Royalty Trust Transaction, and (ii) in connection with the closing of a Qualifying Royalty Trust, a certificate of a Responsible Officer of the Borrower certifying compliance with the requirements contained in the definition of Qualifying Royalty Trust Transaction.

“Qualifying VPP”: a volumetric production payment (each a “VPP”) granted by a Group Member or Group Members (the “VPP Seller”) to the purchaser of the VPP (the “VPP

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Buyer”); provided that (i) the consideration for such VPP consists only of cash, (ii) any obligation of any Group Member to purchase the VPP Buyer’s share of production is at a fair market index price in effect from time to time (adjusted for shrinkage and transportation costs, as applicable), (iii) any Liens securing the VPP or any related obligations of the VPP Seller to the VPP Buyer are limited to the VPP Seller’s retained interests in the oil and gas properties burdened by the VPP (the “VPP Properties”) and the production therefrom and its rights, titles and interests related thereto, and (iv) no Default or Event of Default shall have occurred and be continuing or shall result therefrom.

                      “Real Estate Collateral”: collateral consisting of surface property interests, buildings, structures and similar improvements thereon, fixtures and personal property associated therewith and other items customarily associated with real estate secured financing.

 “Real Estate Secured Indebtedness”: Indebtedness in an amount not to exceed $750,000,000 in original principal amount, which Indebtedness is secured solely by Liens on Real Estate Collateral.

“Receivables”:  as defined in the definition of “Permitted Securitization.”

“Refinancing Commitments”:  as defined in Section 2.4(a).

“Refinancing Facility Agreement”:  a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.4.

“Refinancing Lender”: as defined in Section 2.4(a).

“Refinancing Loans”: as defined in Section 2.4(a).

“Repayment Amount”:  as defined in Section 7.8(h).

“Register”:  as defined in Section 10.6(c).

“Registered Public Accounting Firm”:  will have the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Security”:  as defined in the definition of “Permitted Securitization.”

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

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“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repricing Event”:  any amendment or other modification of this Agreement that, directly or indirectly, reduces the Weighted Average Yield of any Loan.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Response Date”:  as defined in Section 3.1(b).

“Responsible Officer”:  the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to (i) financial matters, the chief financial officer or treasurer of the Borrower, and (ii) any notice given pursuant to Section 3.3, any chief financial officer, treasurer, assistant treasurer or cash manager.

“Restricted Payments”:  as defined in Section 7.6.

“Restricted Subsidiary”:  as defined in the definition of “Ordinary Course Sales”.

“Revolving Credit Agreement”:  the Borrower’s Eighth Amended and Restated Credit Agreement dated as of December 2, 2010, as amended by the First Amendment thereto dated as of September 19, 2011, the Second Amendment thereto dated as of October 12, 2011 and the Third Amendment thereto dated as of September 25, 2012 (as amended, restated, amended and restated, replaced, refinanced, refunded, renewed, extended or otherwise modified from time to time (in any case, with the same or different agents, lenders or form), in each case so long as the facilities provided for thereunder constitute revolving credit facilities).

“S&P”:  Standard & Poor’s Ratings Services and any successor thereto.

“Sanctions”:  any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley”:  the Sarbanes-Oxley Act of 2002.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Laws”:  the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

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“Securitization Subsidiary”:  an Unrestricted Subsidiary established for the limited purpose of facilitating a Permitted Securitization and whose only assets are Receivables and Related Security to be subject to such Permitted Securitization.  In no event may the Securitization Subsidiary guarantee any indebtedness of any other Subsidiary of the Borrower or be obligated to pledge security therefor.

“SFAS”:  Statement of Financial Accounting Standard No. 133 or No. 143 as promulgated by the Financial Accounting Standards Board.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.  For the avoidance of doubt, a Qualifying Royalty Trust shall not constitute a "Subsidiary" of the Borrower.

“Subsidiary Guarantor”:  (a) each Group Member other than the Borrower and any Immaterial Subsidiary and (b) any Subsidiary that guarantees obligations under any Indenture in respect of which Indebtedness is outstanding in an aggregate principal amount exceeding $100,000,000.

“Syndication Agent”:  each of Goldman Sachs Bank USA and Jefferies Finance LLC, as a syndication agent, or any successor in such capacity.

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“Synthetic Purchase Agreement”:  any agreement pursuant to which any Group Member is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than a Group Member of any Capital Stock of any Group Member or (b) any payment (except as otherwise expressly permitted by Section 7.6) the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Group Member (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

       “Transferee”:  any Participant.

                      “Treasury Rate”:  as of any date, the rate per annum equal to the weekly average yield as of such date on actually traded United States Treasury securities with a maturity nearest to the first anniversary of the Closing Date (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date and which establishes yields on actively traded United States Treasury securities adjusted to a constant maturity of one year under the caption “Treasury Constant Maturities” (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unrestricted Subsidiary”:  each Subsidiary listed on Schedule 6.10 and any other Subsidiary that is designated as an Unrestricted Subsidiary pursuant to Section 6.10.

“VPP”: as defined in the definition of “Qualifying VPP”.

“VPP Buyer”: as defined in the definition of “Qualifying VPP”.

“VPP Properties”: as defined in the definition of “Qualifying VPP”.

“VPP Seller”: as defined in the definition of “Qualifying VPP”.

“Weighted Average Yield”:  at any time, with respect to any Loan or other Indebtedness, the weighted average yield to stated maturity of such Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders or other applicable creditor advancing such Loan or other Indebtedness with respect thereto (in each case, with upfront or similar fees and original discount being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed life to maturity of the lesser of four years and the tenor of such Loan or other Indebtedness) and to any interest rate “floor”.  For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any scheduled changes in rates of interest provided for in the documents governing such

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Indebtedness.  Determinations of the Weighted Average Yield of any Loans for purposes of Section 3.2 shall be made by the Administrative Agent in a manner determined by the Administrative Agent to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.

Section 1.2.	Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All references herein to consolidated financial statements of the Borrower and the other Group Members or to the determination of any amount for the Borrower and the other Group Members on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary Guarantor as defined herein.

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ARTICLE 2.

AMOUNT AND TERMS OF LOANS

    Section 2.1.  Term Loans.

(a) On the terms and subject to the conditions set forth herein, each Lender severally agrees to make a term loan (each a “Loan”) to the Borrower on the Closing Date in an aggregate principal amount equal to the amount of such Lender’s Commitment.  Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may not be reborrowed.  Each Lender’s Commitment shall (i) terminate immediately and without any further action upon the making of its Loan on the Closing Date and (ii) in the event any Commitment is then outstanding, terminate immediately and without further action at 5:00 p.m., New York City time, on November 9, 2012.  The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

(b) The Borrower shall repay all outstanding Loans on the Maturity Date.

(c) Additional Classes of term loan commitments may be established as provided in Section 2.4, and the loans thereunder shall be made in accordance with, and subject to the terms and conditions set forth in, such Section.

    Section 2.2.  Procedure for Borrowing.  To request the Loans to be made on the Closing Date, the Borrower shall deliver to the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the Closing Date, in the case of Eurodollar Loans, or (b) on the Business Day prior to the Closing Date, in the case of Base Rate Loans (or, in the case of (a) or (b), such shorter period as may be acceptable to the Administrative Agent), specifying (A) the amount and Type of Loans to be borrowed, (B) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (C) the requested Closing Date.  Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds received by the Administrative Agent.  Without limiting a form of notice permitted under this Agreement, it is understood that a written notice of a borrowing request or a written confirmation of any oral notice of a borrowing request may be signed: (i) by means of a facsimile or stamp signature of a Responsible Officer of the Borrower or (ii) by another officer of the Borrower who has been authorized to make such requests, if the funds are made available to the Borrower pursuant to the terms of a wire transfer instruction or authorization acceptable to the Administrative Agent.

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    Section 2.3. Amend and Extend Transactions.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of any Class (each Class subject to such an Extension Offer being referred to as an “Extension Request Class”), on the same terms and conditions to each Lender within any Extension Request Class, to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Extension Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct in all material respects on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement.  Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.3, including any amendments necessary to treat the applicable Loans of the Extending Lenders as a new “Class” of loans hereunder.

    Section 2.4. Refinancing Transactions.

(a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Lender”) will make term loans to the Borrower (the “Refinancing Loans”); provided that each Refinancing Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent.

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(b) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing such Refinancing Commitments and the Administrative Agent; provided that no Refinancing Commitments shall become effective unless (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct in all material respects on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith, and (iv) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Loans thereunder and shall repay or prepay all or any portion of the then outstanding Loans of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Loans and any reasonable fees, premium and expenses relating to such refinancing), and (B) in the case of a prepayment of Eurodollar Loans, shall be subject to Section 3.11.

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated maturity dates applicable to the Refinancing Loans of such Class, provided that such stated maturity dates shall not be earlier than the maturity date applicable to the Class repaid or prepaid with the proceeds thereof, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Loans, provided that the weighted average life to maturity of any Refinancing Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Loans repaid or prepaid with the proceeds thereof, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class, (vi) any closing fees or original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to the Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to the Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Loans, may provide that such Refinancing Loans may participate in any voluntary or mandatory prepayment on a pro rata basis with any other Loans  (or on a basis less than pro rata), but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Loans than to the Lenders holding any other Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class (including any prepayment premiums) and (x) any financial covenant with which the Borrower shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders).  Except as contemplated by the preceding sentence, the terms of

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the Refinancing Commitments and Refinancing Loans shall be substantially the same as the terms of the Commitments and the Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.4, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

ARTICLE 3.

GENERAL PROVISIONS APPLICABLE TO LOANS

    Section 3.1. Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (but subject to Section 3.2 and Section 3.11), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and prior to 11:00 am, New York City time, on the day of the requested repayment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid.  Partial optional prepayments of Loans shall be in an aggregate principal amount of $2,500,000 or whole multiples of $500,000 in excess thereof.

(b) In the event that the Borrower makes a Prepayment Offer, each Lender shall notify the Administrative Agent by no later than 5:00 p.m. on the third Business Day after the date of delivery of such offer (the “Response Date”) whether or not it agrees to accept such Prepayment Offer.  Each acceptance of a Prepayment Offer by a Lender shall be irrevocable.  Any Lender whose response is not received by the Administrative Agent by the Response Date shall be deemed to have declined to accept such Prepayment Offer. The Borrower shall make a prepayment at par of outstanding Loans pursuant to Section 3.1 to each Lender who has accepted a Prepayment Offer in a principal amount equal to such Lender’s pro rata share of the Prepayment Offer amount within three Business Days of the Response Date.

Section 3.2. Prepayment Premium.  If all or any portion of the Loans are repaid or prepaid for any reason (other than pursuant to (x) a Prepayment Offer made pursuant to Section 7.8(h) or 7.9(f) or (y) for the avoidance of doubt, an Extension Permitted Amendment pursuant to Section 2.3 that does not constitute a Repricing Event), including upon acceleration, or are subject to any Repricing Event, in each case on or prior to the third anniversary of the

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Closing Date, then each Lender whose Loans are repaid or prepaid or are subject to such a Repricing Event (or which is required to assign any of its Loans pursuant to Section 3.13 in connection with such repayment, prepayment or Repricing Event) shall be paid a prepayment premium equal to (a) the Make Whole Premium in respect of the aggregate principal amount of such repayment or prepayment (or the aggregate principal amount subject to such Repricing Event or such assignment), if such repayment, prepayment (or Repricing Event or assignment) occurs on or prior to the first anniversary of the Closing Date, (b) 2.00% of the aggregate principal amount of such repayment or prepayment (or the aggregate principal amount subject to such Repricing Event or such assignment), if such repayment, prepayment (or Repricing Event or assignment) occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (c) 1.00% of the aggregate principal amount of such repayment or prepayment (or the aggregate principal amount subject to such Repricing Event or such assignment), if such repayment, prepayment (or Repricing Event or assignment) occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

    Section 3.3. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice (signed by a Responsible Officer) of such election by 11:00 A.M., New York City time, three Business Days preceding the day on which such conversion is to occur, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving prior irrevocable notice (signed by a Responsible Officer) to the Administrative Agent by 11:00 A.M., New York City time, three Business Days prior to such conversion (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice (signed by a Responsible Officer) to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

    Section 3.4  Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans

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hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or whole multiples of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

    Section 3.5. Interest Rates and Payment Dates; Fees.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand to the extent accruing on any portion of the principal amount of any Loan that has not been paid when due (whether at the stated maturity, by acceleration or otherwise) or on any amount referred to in clause (ii) of such paragraph (c).

(e) The Borrower agrees to pay on the Closing Date to the Administrative Agent, for the account of each Lender, an upfront fee (the “Upfront Fee”) in an amount equal to 2.00% of the stated principal amount of such Lender’s Loans funded on the Closing Date (it being understood that the Upfront Fee may be netted from each Lender’s funding of the Loans on the Closing Date).

(f) The Borrower agrees to pay to the Administrative Agent fees in such amounts and at such times as shall have been separately agreed upon in respect of the credit facility provided herein.

    Section 3.6. Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate), the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual

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days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.6(a).

    Section 3.7.  Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telefacsimile, email or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower has the right to convert Loans to Eurodollar Loans.

    Section 3.8. Pro Rata Treatment and Payments.

(a) Except as expressly provided elsewhere herein, each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective outstanding principal amounts of the Commitments then held by the Lenders.

(b) Except as expressly provided elsewhere herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

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(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) Notwithstanding anything in this Section 3.8 or in any of the Loan Documents to the contrary, in the event that the Loans shall have become due and payable, and the Commitments shall have been terminated, pursuant to Article 8, any amounts received by the

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Administrative Agent from the Loan Parties or their Subsidiaries in respect of the Borrower’s Obligations shall be applied in the following order of priority:

(i)	First, to reimburse the Administrative Agent for its fees, costs and expenses pursuant to the Loan Documents;

(ii)	Second, to pay unpaid interest accrued on the Loans;

(iii)	Third, to pay all other outstanding Obligations (whether or not contingent) under, out of, or in connection with any of the Loan Documents, including the outstanding principal of the Loans;

(iv)	Fourth, once all of the Obligations (whether or not contingent) have been indefeasibly paid in full, to the Borrower.

Section 3.9.	Requirements of Law.

(a) If any Change in Law:

(i)
shall subject any Lender to any tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or the Loans, commitments or other obligations of such Lender or its deposits, reserves, liabilities or capital attributable thereto, or shall change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

(ii)
shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)
shall impose any other condition on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any

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such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim, and determines that it will claim, any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law affecting such Lender or any company controlling such Lender regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such company’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such company could have achieved but for such Change in Law (taking into consideration such Lender’s or such company’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such company for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

    Section 3.10. Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if the liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; and (iii) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the

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rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for their own account or for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of  “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by

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applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.11(f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

    Section 3.11. Indemnity.  The Borrower agrees to indemnify each Lender and the Administrative Agent and to hold each Lender and the Administrative Agent harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

    Section 3.12. Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it

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will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

    Section 3.13. Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a) or (b) fails to consent to a requested amendment, waiver or modification to any Loan Document with respect to which the consent of the Majority Lenders has already been obtained but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iv) in the case of any such replacement resulting from the failure to provide a consent, the replacement financial institution shall have given such consent and, as a result of such replacement and any other contemporaneous replacements and consents, the applicable waiver, amendment or modification can be effected, (v) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (vi) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto and such Lender shall have received payment of any prepayment premium under Section 3.2 (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of such Section), (vii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (viii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (ix) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

    Section 3.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and the Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or

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interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Loans hereunder shall at all times be evidenced by Notes.  All the Loans outstanding hereunder at any time shall initially be evidenced by a promissory note of the Borrower substantially in the form of Exhibit D-1, with appropriate insertions as to date and principal amount, which the Borrower will execute and deliver to the Administrative Agent (the “Master Note”).  In the event that any Lender shall deliver to the Borrower and the Administrative Agent a notice requesting a separate promissory note to evidence its Loans, the Borrower shall execute and deliver to the Administrative Agent, for delivery to such Lender, a promissory note of the Borrower substantially in the form of Exhibit D-2 (a “Lender Note”), dated the date of the Master Note and in a principal amount equal to the aggregate principal amount of the Loans of such Lender, and the principal amount of the Master Note shall be automatically reduced by the principal amount of such Lender Note.  Each assignment and transfer of, or sale of a participation in, a Loan (other than a Loan evidenced by a Lender Note) pursuant to Section 10.6 shall constitute an assignment and transfer of, or the sale of a participation in, an undivided interest in the Master Note equal to the principal amount of such Loan.

    Section 3.15. Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

    Section 3.16. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be

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equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender on the Closing Date that:

    Section 4.1. Financial Condition.  The audited consolidated balance sheet of the Borrower as at December 31, 2011 and the related consolidated statement of operations and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of operations and consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of the Borrower as at June 30, 2012 and the related consolidated statement of operations and of cash flows for the two fiscal quarter period ended on such date, reported on by the Borrower, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of operations and consolidated cash flows for the six months ended on such date. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Except as set forth on Schedule 4.1, no Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

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    Section 4.2. No Change.  Since December 31, 2011 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

    Section 4.3. Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 4.4. Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

    Section 4.5. No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

    Section 4.6. Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, except as set forth on Schedule 4.6, could reasonably be expected to have a Material Adverse Effect.

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    Section 4.7. No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.  No “Default” or “Event of Default” has occurred and is continuing under and as defined in the Revolving Credit Agreement or the Existing Term Loan Agreement.

    Section 4.8. Ownership of Property; Liens.  Each Group Member has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 7.3 and of all impediments to the use of such properties and assets in such Group Member’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed.  Except for Liens permitted under Section 7.3, each Loan Party will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Loan Party.  The ownership of such properties shall not in the aggregate in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties.  Each Loan Party has paid all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

    Section 4.9. Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

    Section 4.10. Taxes.  The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

    Section 4.11. Federal Regulations.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each

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Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

    Section 4.12. Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

    Section 4.13. ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

    Section 4.14. Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

    Section 4.15. Subsidiaries.  (a) Schedule 4.15(a) sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary.

    Section 4.16. Use of Proceeds.  The proceeds of the Loans shall be used (a) to refinance all Indebtedness and other obligations outstanding under the Existing Term Loan Agreement, (b) to pay fees and expenses incurred in connection with the credit facility established hereunder

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and the refinancing of the Indebtedness and other obligations under the Existing Term Loan Agreement and (c) for general corporate purposes of the Borrower and its Subsidiaries.

    Section 4.17. Envronmental Matters.

(a) The facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a material violation of, or have given rise to material liability under, any Environmental Law.

(b) No Group Member has received or is aware of any material notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower has knowledge or reason to believe that any such notice will be received or is being threatened.

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to a material liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to a material liability under, any applicable Environmental Law.

(d) Except as set forth on Schedule 4.17(d), no material judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Borrower, will be named as a party with respect to the Properties or the Business, nor are there any material consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

(f) Except as set forth on Schedule 4.17(f), the Properties and all operations at the Properties are in material compliance, and, to the knowledge of the Borrower, have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no material contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

(g) No Group Member has assumed any liability of any other Person under Environmental Laws, other than as a result of a merger or consolidation of such Person into a

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Group Member or in connection with an asset acquisition, and then only with respect to the acquired assets, in each case where the transaction did not result in the assumption of any known material liabilities.

    Section 4.18. Accuracy of Information, etc.  No written statement or information contained in this Agreement, any other Loan Document or other document, certificate or statement (and all formally presented information, such as information presented as part of any due diligence call or official lender meeting) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, and taken as a whole with all other such statements and instruments then or theretofore furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

    Section 4.19. Solvency.  The Borrower and its Subsidiaries on a consolidated basis are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be Solvent.

    Section 4.20. Patriot Act; OFAC.

(a) To the extent applicable, the Borrower and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Act.

(b) No Loan Party, or, to the knowledge of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction.  To the knowledge of any Loan Party, no Loan Party or any Related Party is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No proceeds from any Loan have been or will be used, directly or indirectly, to lend, contribute, provide or have otherwise been or will be made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, any Syndication Agent or the Administrative Agent) of Sanctions.

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    Section 4.21. Guarantors; Immaterial Subsidiaries.  Each Group Member (other than the Borrower) that is not an Immaterial Subsidiary is a Guarantor.  At any time when the Revolving Credit Agreement remains outstanding, each Immaterial Subsidiary is an “Immaterial Subsidiary” (or term of similar import) under and as defined in the Revolving Credit Agreement.

ARTICLE 5.

CONDITIONS PRECEDENT

    Section 5.1. Conditions Precedent.  This Agreement shall become effective when the Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1. The agreement of each Lender to make the Loan requested to be made by it is subject to the satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

(a) Guarantee Agreement.  The Administrative Agent shall have received the Guarantee Agreement, executed and delivered by each Subsidiary Guarantor.

(b) Approvals.  All governmental, shareholder and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(c) Fees.  The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid hereunder or under the Fee Letters, including the expenses of the Administrative Agent and the Arrangers for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(d) Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(e) Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)	the legal opinion of Bracewell & Giuliani LLP, counsel to the Borrower and its Subsidiaries, satisfactory in form and substance to the Administrative Agent; and

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(ii)	the legal opinion of Commercial Law Group, P.C., counsel to the Borrower and its Subsidiaries, satisfactory in form and substance to the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Solvency Certificate.  Each of the Lenders shall have received and shall be satisfied with a solvency certificate of a Responsible Officer of the Borrower which shall document the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby.

(g) Repayment of Existing Term Loan Agreement.  Prior to or substantially contemporaneously with the funding of the Loans on the Closing Date, the Borrower shall have (i) repaid in full all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Term Loan Agreement, (ii) delivered to the Administrative Agent all documents or instruments necessary to release and terminate all Guarantee Obligations existing in connection therewith and (iii) delivered to the Administrative Agent copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements.

(h) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(i) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(j) Revolving Credit Agreement.  No “Default” or “Event of Default” shall have occurred and be continuing under and as defined in the Revolving Credit Agreement on such date or after giving effect to Loans requested to be made on such date.  The Borrower shall have delivered to the administrative agent under the Revolving Credit Agreement, with a copy to the Administrative Agent, the certificates required to be delivered under Section 7.2(k) of the Revolving Credit Agreement and under the corresponding Section of the Borrower’s Amended and Restated Facility Agreement dated as of February 4, 2011, in connection with the borrowing of the Loans hereunder.

(k) Patriot Act.  At least three days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, in each case, to the extent such information has been requested at a reasonable time prior to such date.

The borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof  that the conditions contained in paragraphs (h), (i) and (j) of this Section 5.1 have been satisfied.

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ARTICLE 6.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Administrative Agent hereunder, the Borrower shall and shall cause each Group Member to:

    Section 6.1. Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Borrower beginning with the fiscal year ended December 31, 2012, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a Registered Public Accounting Firm selected by the Borrower and acceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and the related unaudited consolidated statements of operations as at the end of such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) and applicable Securities Laws.

    Section 6.2. Certificates; Other Information.  Furnish to the Administrative Agent who will forward to each Lender (or, in the case of clause (c), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be; and

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(b) promptly, such additional financial and other information as the Administrative Agent (on behalf of any Lender) may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

    Section 6.3. Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including, for the avoidance of doubt, tax liabilities), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

    Section 6.4. Maintenance of Existence; Compliance.  (a) (i)  Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 6.5. Maintenance of Property; Insurance.

(a) (i) Do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of the material properties owned by each Group Member, including without limitation, all material equipment, machinery and facilities, and (ii) make all the reasonably necessary repairs, renewals

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and replacements so that at all times the state and condition of the material properties owned by each Group Member will be fully preserved and maintained, except to the extent a portion of such properties are oil and gas properties no longer capable of producing hydrocarbons in economically reasonable amounts.

(b) Promptly pay and discharge or cause to be paid and discharged all delay rentals, royalties, expenses and indebtedness accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material properties and will do all other things necessary to keep unimpaired each Group Member’s rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent such assignments, deeds, leases, sub-leases, contracts and agreements are allowed to expire in the ordinary course of such Group Member’s business, or a portion of oil and gas properties is no longer capable of producing hydrocarbons in economically reasonable amounts.

(c) Operate its material properties or cause or use commercially reasonable efforts to cause such material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable material contracts and agreements and in compliance in all material respects with all laws.

(d) Maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business and in any case no less comprehensive in scope than that maintained by the Borrower and its Subsidiaries as of the date hereof.

    Section 6.6. Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, that, unless an Event of Default has occurred and is continuing, (i) only a representative selected by the Majority Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 6.6, and (ii) such representative shall not exercise such rights more often than once during any calendar quarter.

    Section 6.7. Notices.  Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default, and of any “Default” under and as defined in the Revolving Credit Agreement;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if

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adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $125,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Group Member proposes to take with respect thereto.

    Section 6.8. Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Group Member, or of which it has notice, pending or threatened against any Group Member, by any governmental authority with respect to any alleged violation of or non-compliance in any material respect with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

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(d) Promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Group Member in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility which could if adversely determined result in fines or liability of a material amount with respect to any investigation or clean-up of hazardous material at any location.

    Section 6.9. Guarantees.

Execute any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times.

    Section 6.10. Designation and Conversion of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary as of the date hereof on Schedule 6.10 or thereafter in compliance with Section 6.10(b), any Person that is or becomes a Subsidiary of the Borrower shall not be classified as an Unrestricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Subsidiary of the Borrower, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately before and immediately after giving pro forma effect to such designation, no Default shall have occurred and be continuing, (ii) such Unrestricted Subsidiary will be in compliance with Section 6.10(d), and (iii) the Borrower shall have delivered to the Administrative Agent, prior to the making such designation, a certificate of a Responsible Officer certifying compliance with the provisions of this Section.

(c) The Borrower may designate a Subsidiary of the Borrower to no longer  be an Unrestricted Subsidiary (in order to designate it to be a Group Member) if the Borrower complies with the requirements of Section 6.9.

(d) No Unrestricted Subsidiary will be the owner or holder of Indebtedness or Capital Stock of any Group Member nor be the beneficiary of any Lien on any property of any Group Member (other than Liens of the type described in Section 7.3(b)), and no Group Member shall have any outstanding Guarantee Obligations in respect of obligations of an Unrestricted Subsidiary.

ARTICLE 7.

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Administrative Agent hereunder, the Borrower shall not, and shall not permit any Group Member to, directly or indirectly:

    Section 7.1. [reserved]

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    Section 7.2. Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Group Member, (ii) of any Subsidiary Guarantor to the Borrower (except in the event that there has been an acceleration of the maturity of any Obligation) or to any other Group Member, (iii) of any Group Member (other than the Borrower or a Subsidiary Guarantor) to any Group Member (other than the Borrower or a Subsidiary Guarantor), and (iv) subject to Section 7.7, of any Subsidiary (other than the Borrower or a Subsidiary Guarantor) to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any Subsidiary Guarantor of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 7.7, of any Subsidiary (other than the Borrower or a Subsidiary Guarantor);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $750,000,000 (or, at any time when the Revolving Credit Agreement remains outstanding, if less, the amount available to be incurred in reliance on the corresponding basket under the Revolving Credit Agreement) at any one time outstanding;

(f) Hedge Agreements entered into with the purpose and effect of hedging price or basis risk on oil or gas expected to be produced by Group Members; provided that at all times such Hedge Agreements: (i) hedge or mitigate risks to which any Group Member has actual or projected exposure, (ii) are permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time and (iii) do not subject the Group Members to material speculative risk; provided, further, in respect of the Borrower’s Amended and Restated Facility Agreement dated as of February 4, 2011, that all such Indebtedness shall result from “Transactions”, as defined in such agreement, meeting the requirements of Section 2.2 of such agreement;

(g) Hedge Agreements entered into with the purpose and effect of hedging interest rate risks of the Group Members; provided that at all times such Hedge Agreements: (i) hedge or mitigate risks to which any Group Member has actual or projected exposure, (ii) are permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time and (iii) do not subject the Group Members to material speculative risk;

(h) liabilities with respect to accrued revenues and royalties due to others during the period the payment thereof has been properly suspended in accordance with applicable agreements and applicable law;

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(i) additional Indebtedness of the Borrower or any other Group Member in an aggregate principal amount (for the Borrower and all Group Members) not to exceed $750,000,000 (or, at any time when the Revolving Credit Agreement remains outstanding, if less, the amount available to be incurred in reliance on the corresponding basket under the Revolving Credit Agreement) at any one time outstanding, plus, the lesser of (i) for a period limited to 90 days after an acquisition, the amount of indebtedness secured by Liens upon any property so acquired or owing by the Person so acquired and existing at the time of such acquisition and not incurred in contemplation thereof, and, after the end of such 90 day period, zero, and (ii) $300,000,000;

(j) Indebtedness under the Indentures that is outstanding on the date hereof;

(k) Indebtedness evidenced by senior or subordinated notes issued by the Borrower, and Guarantee Obligations thereof by the Borrower and the Subsidiary Guarantors existing on the date hereof and any other Indebtedness evidenced by senior or subordinated notes issued by the Borrower, and Guarantee Obligations thereof by the Borrower and the Subsidiary Guarantors; provided that (i) such Indebtedness is unsecured, (ii) no principal amount of such Indebtedness issued after the date hereof matures earlier than the Maturity  Date other than in respect of Permitted Contingent Conversion Rights, (iii) at the time of such issuance and after giving effect thereto, no Default or Event of Default shall exist or would occur and (iv) the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the foregoing requirements of this Section 7.2(k), together with such other evidence of compliance with the foregoing requirements of this Section 7.2(k) as the Administrative Agent may reasonably request;

(l) any Permitted Securitization (and any performance guaranty given by the Borrower in connection with any such Permitted Securitization provided such performance guaranty applies only to the servicer’s or originator’s obligations thereunder);

(m) Real Estate Secured Indebtedness;

(n) Indebtedness of a Group Member in respect of a Qualifying VPP; and

(o) Indebtedness under the Revolving Credit Agreement.

    Section 7.3. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any other Group Member, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

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(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any other Group Member;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the date hereof and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Group Member incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens securing the Revolving Credit Agreement;

(i)  any interest or title of a lessor under any operating lease entered into by the Borrower or any other Group Member in the ordinary course of its business and covering only the assets so leased;

(j) Liens on Real Estate Collateral securing the Real Estate Secured Indebtedness;

(k) any (i) pledge of cash to secure the obligations of the Borrower and its Subsidiaries with respect to any Hedge Agreement so long as no Default is then continuing or would result therefrom or (ii) issuance of letters of credit to secure such obligations or other obligations arising in the ordinary course of business (which letters of credit shall be deemed to not be Indebtedness for purposes of Section 7.2) not to exceed, at any time, a face amount of letters of credit equal to $100,000,000 in the aggregate;

(l) for a period limited to 90 days after an acquisition, Liens upon property so acquired, existing at the time of such acquisition and not incurred in contemplation thereof, and not upon any other property, securing only Indebtedness permitted by Section 7.2(i);

(m) Liens securing the Indebtedness under any Hedging Support Credit Facility on oil and gas properties of the Borrower and its Subsidiaries;

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(n) Liens in respect of Permitted Securitization on Receivables and Related Security assigned from time to time to a Securitization Subsidiary or one or more investors or other purchasers (other than the Borrower or a Subsidiary Guarantor);

(o) Liens arising under any Qualifying VPP; and

(p) Liens securing a Group Member’s obligations to drill and develop wells in respect of a Qualifying Royalty Trust Transaction; provided that such Liens are limited to the related Qualifying Royalty Trust AMI Properties.

Notwithstanding anything herein to the contrary, the Borrower shall not, nor shall it permit any Group Member to, create, incur, assume or suffer to exist any Lien on any Property of the Borrower or any Group Member to secure any revolving credit facility or debt securities of any Group Member that are on the date hereof unsecured or (except pursuant to clause (h) or clause (j) of this Section) that do not exist on the date hereof.

    Section 7.4. Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), nor permit the Group Members taken as a whole, or the Borrower, individually, to Dispose of, all or substantially all of their or its respective property or business, except that:

(a) any Group Member may be merged or consolidated with or into the Borrower or with or into any other Group Member (provided that the Borrower, if it is a party to such merger or consolidation, shall be the continuing or surviving entity); and

(b) any Subsidiary of the Borrower (other than Exploration and its Subsidiaries) may be consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any Subsidiary Guarantor (other than Exploration or any of its Subsidiaries) (provided that the Subsidiary Guarantor shall be the continuing or surviving entity) or, subject to Section 7.7, any Subsidiary (other than the Borrower or any Subsidiary Guarantor).

    Section 7.5. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

    Section 7.6. Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (or enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any such Capital Stock if the purchase, redemption, defeasance, retirement or other acquisition thereof by the Borrower and its Subsidiaries would otherwise be prohibited under this Section 7.6), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary Guarantor, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a

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“Derivatives Counterparty”) obligating any Group Member to make payments (other than payments solely in the form of common stock of the Borrower) to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Group Member may pay cash dividends or distributions on its Capital Stock to the Borrower or any of its Subsidiaries; and

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time such dividends are declared or other Restricted Payment is made (determined on a pro forma basis as if such Restricted Payments or dividends were paid in cash on the date declared or made, as applicable), the Borrower may make any Restricted Payments.

    Section 7.7. Investments.  Make any Investments in any Person that, prior to such Investment, is an Unrestricted Subsidiary (including, without limitation, loans made to any such Unrestricted Subsidiary and Investments resulting from mergers with or sales of assets to any such Unrestricted Subsidiary), except Investments in such Unrestricted Subsidiary so long as (a) immediately before and immediately after giving pro forma effect to such Investment, no Default shall have occurred and be continuing, (b) if, after giving effect to such Investment, the aggregate Investments in such Person and its Subsidiaries during a 12 consecutive month period exceeds $50,000,000, such Investment is on terms determined by the board of directors of the Borrower to be fair to the Group Members, taken as a whole, and (c) the Borrower shall have delivered to the Administrative Agent, prior to the making such Investment, a certificate of a Responsible Officer certifying compliance with the provisions of this Section.

    Section 7.8. Optional Payments and Modifications of Certain Debt Instruments.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Indebtedness under any Indenture or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary Guarantor to make payments to such Derivatives Counterparty as a result of any change in market value of any such Indebtedness; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Indebtedness under the Indentures (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or (c) enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any Indebtedness the making or offering to make of any optional or voluntary payment or prepayment thereon, or any repurchase or redemption thereof, or the optional or voluntary defeasance or segregation of funds with respect thereto, the Borrower and its Subsidiaries are otherwise prohibited from doing under this Section 7.8, except that any Group Member may:

(a) optionally or voluntarily pay or prepay the Obligations in accordance with the terms of this Agreement;

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(b) make regularly scheduled repayments or redemptions of Indebtedness under any Indenture of any Group Member;

(c) optionally or voluntarily pay, prepay, repurchase, redeem or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness under any Indenture payable to any Group Member by any other Group Member;

(d) prepay, exchange, redeem or repurchase the 2019 Notes and the 2013 Notes;

(e) renew, extend, refinance and refund Indebtedness of any Group Member under any Indenture, as long as such renewal, extension, refinancing or refunding is permitted under Section 7.2(d) or 7.2(k);

(f) refinance, refund, renew or extend any senior unsecured Indebtedness of any Group Member under any Indenture with senior unsecured Indebtedness of any Group Member with a maturity date no earlier than the maturity date of such refinanced, refunded, renewed or extended senior unsecured Indebtedness;

(g) optionally or voluntarily pay, prepay, repurchase, redeem or otherwise optionally or voluntarily defease or segregate funds with respect to any other Indebtedness of any Group Member under any Indenture prior to its scheduled maturity, in an aggregate principal amount not to exceed $1,200,000,000; and

(h) optionally or voluntarily pay, prepay, repurchase, redeem or otherwise optionally or voluntarily defease or segregate funds with respect to any other Indebtedness under any Indenture of any Group Member (the principal amount of any such payment, prepayment, redemption, purchase, defeasance or segregation, the “Repayment Amount”); provided, that concurrently with such prepayment, redemption, purchase, defeasance or segregation, the Borrower shall make a Prepayment Offer in an amount equal to the Repayment Amount.

Section 7.9. Asset Sales.  Dispose of any Property, including any Capital Stock (but excluding, with respect to any Person, (i) any issuance by such Person of its own Capital Stock and (ii) any sale or issuance, in connection with or following the consummation of an IPO by any Oilfield Services Entity, of the Capital Stock of such Oilfield Services Entity), owned by it, except:

(a) Ordinary Course Sales;

(b) Dispositions pursuant to letters of intent, memoranda of understanding or legally binding contracts for sale existing on the date hereof, in each case which have been publicly announced by the Borrower and are set forth on Schedule 7.9;

(c) any Disposition or series of related Dispositions with an aggregate fair value not to exceed $25,000,000 for such Disposition or series of related Dispositions;

(d) Dispositions the Net Cash Proceeds of which are used to pay, prepay, repurchase or redeem (i) the 2019 Notes, (ii) the 2013 Notes or (iii) any other Indebtedness of

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any Group Member under any one or more Indentures in an aggregate principal amount not to exceed, for this clause (iii), $1,200,000,000;

(e) other Dispositions, provided that the Net Cash Proceeds in respect of any such Disposition shall be applied to capital expenditures of the Group Members within 365 days after the receipt thereof or, if not so applied during such period, to make a Prepayment Offer pursuant to clause (f) below; and

(f) other Dispositions, provided that not later than the third Business Day following the date of receipt by the Borrower or any Subsidiary of the Net Cash Proceeds in respect of any such Disposition (or the first Business Day following the 365-day period set forth in clause (e) above, as applicable), the Borrower shall make a Prepayment Offer in an amount equal to such Net Cash Proceeds.

    Section 7.10. Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction (i) is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (ii) consists of (x) customary arrangements between any Group Member and any Unrestricted Subsidiary relating to the provision of administrative or management services, (y) Investments in Unrestricted Subsidiaries permitted by Section 7.7 or (z) any Qualifying Royalty Trust Transaction.

    Section 7.11. Negative Pledge Clauses.  At any time on or after the Closing Date, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) provisions existing under the Revolving Credit Agreement or any Indenture on the date hereof and similar provisions existing under the Revolving Credit Agreement or any Indenture after the date hereof so long as such provisions are not materially more restrictive than those existing on the date hereof, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any Permitted Securitization (in which case, any prohibition or limitation shall only be effective against the Receivables and Related Security assigned thereunder), (e) any Hedging Support Credit Facility (in which case, any prohibition or limitation shall only be effective against the assets securing such Hedging Support Credit Facility) and (f) any agreements governing Real Estate Secured Indebtedness (in which case, any prohibition or limitation shall only be effective against the Real Estate Collateral securing such Real Estate Secured Indebtedness).

    Section 7.12. Clauses Restricting Group Member Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Group Member held by, or pay any Indebtedness owed to, the Borrower or any other Group Member, as the case

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may be, (b) make loans or advances to, or other Investments in, the Borrower or any other Group Member, as the case may be, or (c) transfer any of its assets to the Borrower or any other Group Member, as the case may be, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or under any loan documents entered into in connection with the Revolving Credit Agreement, (ii) any restrictions with respect to a Subsidiary Guarantor imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary Guarantor, and (iii) any restrictions pursuant to any agreement governing Real Estate Secured Indebtedness on a Group Member’s ability to make Restricted Payments if such Group Member’s assets consist in all material respects of Real Estate Collateral.

    Section 7.13. Lines of Business.  Enter into any material business, either directly or through any Group Member, except for the (a) marketing, exploration and extraction of oil and gas, services related thereto and activities incidental to the foregoing, or (b) ownership and development (and related financing) of real estate (other than oil and gas properties), which business activities described in this clause (b) do not represent a substantial portion of the business of the Group Members, taken as a whole.

ARTICLE 8.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), 6.9 or Section 7 or of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent; or

(e) (1) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of

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any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or (iv) any “Event of Default” shall exist under and as defined in the Revolving Credit Agreement; provided, that a default, event or condition described in clause (i), (ii), (iii) or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii) and (iv) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000; or (2) any “Event of Default” shall exist under and as defined in the Revolving Credit Agreement; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the

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Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $125,000,000 or more, and (i) enforcement proceedings are commenced by any creditor upon one or more such judgments or decrees which have not been stayed by reason of a pending appeal, court order or otherwise, or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of one or more such judgments, by reason of a pending appeal, court order or otherwise, is not in effect; or

(i) the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) other than as otherwise permitted by Section 7.9, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Subsidiary Guarantor free and clear of all Liens;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest and prepayment premium thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest and premium thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

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ARTICLE 9.

THE ADMINISTRATIVE AGENT

    Section 9.1 Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

    Section 9.2. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

    Section 9.3. Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary, agency, trust or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

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(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Article 8) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

    Section 9.4. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

    Section 9.5. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in

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connection with the syndication of the credit facilities provided for herein (including pursuant to Section 2.3 or 2.4) and any amendment, supplement or modification hereof or of any other Loan Document (including in connection with any Extension Agreement or Refinancing Facility Agreement) as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

    Section 9.6 Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders, in consultation with the Borrower, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

    Section 9.7. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Syndication Agent, any Managing Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Syndication Agent, any Managing Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem

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appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

    Section 9.8 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agents or the Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

    Section 9.9. Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 10.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 10.

MISCELLANEOUS

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    Section 10.1. Amendments and Waivers.  Except as provided in Sections 2.3 and 2.4, none of this Agreement, any other Loan Document or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Majority Lenders and each Loan Party that is party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, forgive, reduce or extend any scheduled amortization payment (but not any voluntary or mandatory prepayment) of, reduce the stated rate or amount of any interest payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders), reduce any fee or premium payable hereunder (including pursuant to Section 3.13), extend the scheduled date of any payment of such interest, fees or premium, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the prior written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the prior written consent of such Lender; (iii) amend any provision of this Section 10.1 (other than as set forth in subsection (ii) above), reduce any percentage specified in the definition of Majority Lenders (provided that additional extensions of credit made pursuant to Section 2.3 or 2.4 shall be included, and with the consent of the Majority Lenders other additional extensions of credit pursuant hereto may be included, in the determination of “Majority Lenders”), consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release the Borrower or all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Article 9 or otherwise amend, modify or waive the rights or obligations of the Administrative Agent without the written consent of the Administrative Agent; (v) amend, modify or waive any provisions of Sections 3.8(a), (b), (e) or (f) or 3.16 without the written consent of each affected Lender; or (vi) (A) amend, supplement, modify or waive any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders of any Class differently than Lenders of any other Class, without the consent of Lenders representing a majority in interest of each affected Class, provided that the Majority Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered, or (B) amend, supplement, modify or waive this clause (vi) or any other provision of this Agreement or any other Loan Document that expressly provides that the consent of all Lenders of any Class or a majority in interest of Lenders of any Class is required to amend, supplement, modify or waive any rights thereunder or to make any determination or grant any consent thereunder, in each case without the consent of each Lender of such Class or a majority in interest of the Lenders of such Class, as

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the case may be; provided that nothing in this clause (vi) shall be deemed to restrict the amendments contemplated by Sections 2.3 and 2.4.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

    Section 10.2. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii)	if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.2(b) below, shall be effective as provided in such Section 10.2(b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent,  provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement

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from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, telecopier, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic borrowing notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs,

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expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

    Section 10.3. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    Section 10.4. Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

    Section 10.5. Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the arrangement and syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), including the allocated cost of internal counsel, in connection with the enforcement or protection of its rights or, in the case of the Administrative Agent, the rights of the Lenders (A) in connection with this Agreement and the other Loan Documents, including rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Agent Banks (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), including the allocated cost of internal counsel, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the arrangement and syndication of the credit facility established hereby, (ii) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions

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contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (iii) any Loan or the use or proposed use of the proceeds therefrom, (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against such Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent Bank (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent Bank (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent Bank (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent Bank (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives on behalf of itself and its Related Parties, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the arrangement and syndication of the credit facility established hereby, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

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(f) Survival.  The agreements in this Section shall survive the resignation of an Agent Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

    Section 10.6. Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)
except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned; and

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(iii)
the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.9, 3.10, 3.11 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  In the case of any assignment of a Loan evidenced by a Lender Note, the Borrower (at its expense) shall execute and deliver a Lender Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Administrative Agent shall promptly enter into the Register all assignments made in conformity with the terms of this Agreement and the entries in the Register shall be conclusive, absent manifest error.  The Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (i) of the first proviso to Section 10.1 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.16 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.6(d) shall maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10 as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the applicable Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be

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of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

    Section 10.7. Set-off.  In addition to any rights and remedies of the Lenders or each of their respective Affiliates provided by law, each Lender and each of their respective Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

    Section 10.8. Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

    Section 10.9. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    Section 10.10. Integration.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE FEE LETTERS, THE ENGAGEMENT LETTER ENTERED INTO BY THE BORROWER AND THE ARRANGERS IN CONNECTION HEREWITH AND ANY CONFIDENTIALITY AGREEMENTS BETWEEN THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY LENDER AND THE BORROWER REPRESENT THE ENTIRE AGREEMENT OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE OTHER PARTIES THERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF, AND THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY MANAGING AGENT OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER LOAN DOCUMENTS; PROVIDED THAT NOTWITHSTANDING THE RESTRICTIONS OF ANY SUCH CONFIDENTIALITY AGREEMENT, THE

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ADMINISTRATIVE AGENT AND THE ARRANGERS MAY DISCLOSE INFORMATION (AS DEFINED IN SECTION 10.15) AS PROVIDED IN CLAUSES (d) AND (f) OF SUCH SECTION 10.15.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE FEE LETTERS AND THE ENGAGEMENT LETTER ENTERED INTO BY THE BORROWER AND THE ARRANGERS IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

   Section 10.11. GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

    Section 10.12. Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such court or any other court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or any other court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth on Schedule 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

    Section 10.13. Acknowledgments; No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with the negotiation, execution and delivery of the Loan Documents and any amendment, supplement, modification or waiver hereof or of any other Loan Document, including pursuant to any Extension Agreement or Refinancing Facility Agreement), the Borrower hereby represents,

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warrants, acknowledges and admits that (i) it has been advised by its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Administrative Agent, any Arranger, any Syndication Agent, any Managing Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, and is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by the Loan Documents, (iii) there are no representations, warranties, covenants, undertakings or agreements by the Administrative Agent, any Arranger, any Syndication Agent, any Managing Agent or any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Syndication Agents are arm’s-length transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Syndication Agents, on the other hand, (v) none of the Administrative Agent, the Arrangers, the Syndication Agents, the Managing Agents or the Lenders has any advisory, fiduciary or agency relationship with or fiduciary or other implied duty toward the Borrower with respect to any Loan Document or the transactions contemplated thereby, provided that, solely for purposes of Section 10.6(c) the Administrative Agent shall act as agent of the Borrower in maintaining the Register as set forth therein, (vi) the relationship pursuant to the Loan Documents between the Borrower and the other Group Members, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vii) no partnership or joint venture exists with respect to the Loan Documents between any Group Member and the Administrative Agent, any Arranger, any Syndication Agent, any Managing Agent or any Lender, (viii) the Administrative Agent is not the Borrower’s Administrative Agent, but the Administrative Agent for Lenders, provided that, solely for purposes of Section 10.6(c) the Administrative Agent shall act as agent of the Borrower in maintaining the Register as set forth therein, (ix) should an Event of Default or Default occur or exist, each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (x) without limiting any of the foregoing, the Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, (xi) none of the Administrative Agent, the Arrangers, the Syndication Agents, the Managing Agents or the Lenders has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (xii) the Administrative Agent, the Arrangers, the Syndication Agents, the Managing Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Managing Agents or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates and (xiii) the Administrative Agent, the Syndication Agents and all Lenders have relied upon the truthfulness of the acknowledgments in this Section in deciding to execute and deliver this Agreement and to become obligated hereunder.  To the fullest extent

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permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, any Syndication Agent, any Managing Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

    Section 10.14. Releases of Guarantees; Designation of Subsidiaries.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) to release a Subsidiary Guarantor from the Guarantee Agreement if the Guarantee Requirement is no longer required to be satisfied in respect of such Subsidiary or (iii) at such time as the Loans and the other Obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full and the Commitments have been terminated.

    Section 10.15. Confidentiality.  Each of the Administrative Agent, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and to any credit insurance provider relating to the Borrower and its Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document (it being understood that such disclosure shall be limited to Information obtained while it was a Lender) or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the any Loan Party or its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Group Member, unless such Administrative Agent, Lender or Affiliate has actual knowledge that such source owes an obligation of confidence to a Group Member with respect to such Information.  In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their

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respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any such Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent and each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

   Section 10.16. WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    Section 10.17 Limitation on Interest.  The Lenders, the Loan Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.  No Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  The Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to

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constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstances, exceeds the maximum amount permitted under applicable law, the Lenders and the Loan Parties (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.  In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling and shall be used when appropriate in determining the maximum amount of interest permitted to be charged.

    Section 10.18. Lender Obligations Several. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

    Section 10.19. USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHESAPEAKE ENERGY CORPORATION
By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

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BANK OF AMERICA, N.A., as Administrative Agent and as a Lender
By:	/s/ John Pantalena
Name: John Pantalena Title: Director

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GOLDMAN SACHS BANK USA, as Syndication Agent
By:	/s/ Robert Ehudin
Name: Robert Ehudin Title: Authorized Signatory

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JEFFERIES FINANCE LLC, as Syndication Agent
By:	/s/ Brian J. Buoye
Name: Brian J. Buoye Title: Senior Vice President

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